As filed with the Securities and Exchange Commission on November 19, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	93-0809419

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12402 N.E. Marx Street, Portland, Oregon	97230

(Address of Principal Executive Offices)	(Zip Code)
2005 Omnibus Stock Incentive Plan
(Full title of the plan)
Richard B Stern
President and Chief Executive Officer
12402 N.E. Marx Street
Portland, Oregon 97230
(Name and address of agent for service)
(503) 257-8766
(Telephone number, including area code, of agent for service)
Copy to:
J. Baur Whittlesey, Esq.
Julie H. Wilson, Esq.
Ledgewood
1900 Market Street
Suite 750
Philadelphia, PA 19103
(215) 731-9450
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
Title of securities to be	Amount to be	price per	offering	registration
registered	registered(1)(2)	share(3)	price	fee
Common Stock, no par value	1,000,000	$0.13	$130,000	$5.11

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional shares of common stock issuable in the event the number of outstanding shares of the Company is increased by stock split, reclassification, stock dividend or the like.

(2)	Consists of additional shares authorized under the 2005 Omnibus Stock Incentive Plan, as amended.

(3)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average of the bid and ask price per share of common stock as reported on the Pink Sheets on November 18, 2008.

Explanatory Note
     TRM Corporation (“TRM” or “Registrant”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission to register an additional 1,000,000 shares of its common stock under Registrant’s 2005 Omnibus Stock Incentive Plan, as amended (the “Plan”). These additional securities are of the same class as other securities for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the content of the Registration Statement on Form S-8 (Registration No. 333-128068) filed by Registrant on September 2, 2005 with respect to the Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or any other subsequently filed document that is deemed to be incorporated by reference into this registration statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement. We incorporate by reference the documents listed below that we have filed with the SEC:
•	Our Annual Report on Form 10-K/A for the year ended December 31, 2007.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

•	Our Current Reports on Form 8-K filed our Current Reports on Form 8-K filed with the SEC on February 11, 2008, February 25, 2008, March 13, 2008, March 25, 2008, March 27, 2008, April 22, 2008, April 23, 2008, April 25, 2008, April 28, 2008, June 17, 2008, July 2, 2008, July 18, 2008, August 14, 2008, September 12, 2008 and November 6, 2008.

•	The description of the registrant’s common stock contained in the registration statement on Form 8-A, filed November 1, 1991 and amended on December 13, 1991.
     All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this registration statement also will be deemed to be incorporated herein by reference and will automatically update and supersede information in this registration statement. Nothing in this registration statement shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable pursuant to General Instruction E to Form S-8.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable pursuant to General Instruction E to Form S-8.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Under the provisions of Sections 60.394 and 60.407 of the Oregon Business Corporation Act (the “OBCA”), TRM Corporation (“TRM”), is required to indemnify any present or former officer or director against reasonable expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer, if the director or officer is wholly successful, on the merits or otherwise, in the defense of such proceedings.
     Section 60.391 of the OBCA provides that TRM may indemnify a director or officer in connection with a proceeding against liability incurred in the proceeding, if it is determined that the conduct of the director or officer was in good faith and in a manner that the director or officer reasonably believed to be in, or at least not opposed to, the best interests of TRM, and, in the case of a criminal action, if it is determined that that the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Liabilities for which a director or officer may be indemnified under Section 60.391 of the OBCA include amounts paid in satisfaction of settlements, judgments, penalties, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). No indemnification may be paid, however, in connection with a proceeding by or in the right of TRM as to which the director or officer has been adjudged to be liable to TRM, or in connection with any other proceeding charging improper personal benefit to the director or officer in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by the director or officer. Indemnification permitted under Section 60.391 of the OBCA in connection with a proceeding by or in the right of TRM is limited to reasonable expenses incurred in connection with the proceeding.
     A director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court may order indemnification if it determines that (i) the director or officer is entitled to mandatory indemnification under Section 60.394 of the OBCA, or (ii) the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, even if the director failed to meet the standard of conduct set forth in Section 60.391 of the OBCA or was adjudged liable in a proceeding by or in the right of TRM.
     TRM’s restated articles of incorporation provide for indemnification of its directors and officers to the full extent permitted by the OBCA. Under the provisions of TRM’s restated bylaws, TRM will indemnify a director to the fullest extent permitted by law, and may indemnify an officer to the fullest extent permitted by law. The bylaw provisions generally state that the expenses incurred by a director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise, to which the director or officer is made or threatened to be made a party or witness is, or is otherwise involved, will be paid by TRM in advance at the written request of the director or officer, if the director or officer furnishes TRM (i) a written affirmation of his or her good faith belief that he or she is entitled to be indemnified by TRM, and (ii) a written undertaking to repay such advance to the extent that it is ultimately determined by a court that he or she is not entitled to be indemnified by TRM.

     In accordance with Section 60.047(2)(d) of the OBCA, TRM’s restated articles of incorporation contain a provision to limit the personal liability of its directors for monetary damages for conduct as a director, provided that, pursuant to Section 60.047(2)(d) of the OBCA, the provision does not eliminate or limit the liability of a director for (i) a breach of the director’s duty of loyalty to TRM or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution from TRM under Section 60.367 of the OBCA, or (iv) any transaction from which a director derived an improper personal benefit.
     TRM maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable pursuant to General Instruction E to Form S-8.
ITEM 8. EXHIBITS.
     The Exhibits furnished as part of this registration statement on Form S-8 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.
ITEM 9. UNDERTAKINGS.
Not applicable pursuant to General Instruction E to Form S-8.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Cherry Hill, State of New Jersey on November 19, 2008.

TRM CORPORATION

By:	/s/ Richard B. Stern

Name:	Richard B. Stern
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard B. Stern and Michael J. Dolan (or any of them), as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or of his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard B. Stern Richard B. Stern	President and Chief Executive Officer (principal executive officer)	November 19, 2008

/s/ Michael J. Dolan Michael J. Dolan	Chief Financial Officer (principal financial and accounting officer)	November 19, 2008

/s/ Douglas B. Falcone Douglas B. Falcone	Director	November 19, 2008

/s/ Kenneth Paull Kenneth Paull	Director	November 19, 2008

Signature	Title	Date

/s/ Ethan S. Buyon Ethan S. Buyon	Director	November 19, 2008

/s/ Thomas S. McNamara Thomas S. McNamara	Director	November 19, 2008

/s/ Michael E. Venezia Michael E. Venezia	Director	November 19, 2008

EXHIBIT INDEX

Description
4.1	(a) Amendments to the Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1(a) of Form 10-K for the fiscal year ended June 30, 1998).

(b) Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1(b) of Form 10-K for the fiscal year ended June 30, 1998).

(c) Articles of Amendment to the Restated Articles of Incorporation of TRM Corporation (incorporated herein by reference to Exhibit 3.1(a) of Form 10-Q for the Quarterly period ended June 30, 2008).

4.2	Restated Bylaws (incorporated herein by reference to Exhibit 3.2 of Form 10-K for the fiscal year ended June 30, 1998).

4.3	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 of Form S-3/A filed on August 25, 2004 [No. 333-116748]).

4.4	Articles V, VI and VII of the Restated Articles of Incorporation, as amended (See Exhibit 4.1).

4.5	Articles I, II, V, VII and X of the Restated Bylaws (See Exhibit 4.2).

4.6	Warrant to LC Capital Master Fund, Ltd., dated February 8, 2008 (incorporated herein by reference to Exhibit 4.8 of Form 10-K for the fiscal year ended December 31, 2007).

4.7	Amended and Restated Warrant to GSO Credit Opportunities Fund (Helios), L.P., dated April 18, 2008 (incorporated herein by reference to Exhibit 4.5 of Form 10-Q for the quarter ended March 31, 2008).

4.8	Amended and Restated Warrant to GSO Special Situations Overseas Benefit Plan Fund Ltd., dated April 18, 2008 (incorporated herein by reference to Exhibit 4.6 of Form 10-Q for the quarter ended March 31, 2008).

4.9	Amended and Restated Warrant to GSO Special Situations Fund Ltd., dated April 18, 2008 (incorporated herein by reference to Exhibit 4.7 of Form 10-Q for the quarter ended March 31, 2008).

4.10	Amended and Restated Warrant to GSO Domestic Capital Funding Partners LP., dated April 18, 2008 (incorporated herein by reference to Exhibit 4.8 of Form 10-Q for the quarter ended March 31, 2008)

4.11	Warrant to LC Capital Master Fund, Ltd., dated April 18, 2008 (incorporated herein by reference to Exhibit 4.9 of Form 10-Q for the quarter ended March 31, 2008)

4.12	Warrant to LC Capital Master Fund, Ltd., dated April 18, 2008 (incorporated herein by reference to Exhibit 4.10 of Form 10-Q for the quarter ended June 30, 2008)

4.13	Warrant to Cadence Special Holdings II, LLC, dated April 18, 2008 (incorporated herein by reference to Exhibit 4.11 of Form 10-Q for the quarter ended June 30, 2008).

5.1	Opinion of Perkins Coie LLP

Description
23.1	Consent of Perkins Coie LLP (contained in Exhibit 5.1)

23.2	Consent of McGladrey & Pullen, LLP

24.1	Power of Attorney (included as part of signature page)